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                                                                   Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED
UNDER C.F.R. SECTIONS
200.80(b)(4), 200.83 and 230.406

*** INDICATES OMITTED MATERIAL THAT
IS THE SUBJECT OF A CONFIDENTIAL
TREATMENT REQUEST FILED
SEPARATELY WITH THE COMMISSION


                             PELLET SUPPLY AGREEMENT

                                 by and between

                         UNITED STATES STEEL CORPORATION

                                       and

                        REPUBLIC ENGINEERED PRODUCTS, LLC

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                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS .................................................   1

ARTICLE II - PELLET SALES ...............................................   3
    2.1      Quantities .................................................   3
    2.2      Forecasts ..................................................   4
    2.3      Declarations: 2004 Shipping Season .........................   5
    2.4      Prices .....................................................   5
    2.5      Invoices and Payment. ......................................   9
    2.6      Delivery, Title and Risk of Loss: Bailment Period ..........  11
    2.7      Delivery, Title and Risk of Loss: 2004 Shipping Season .....  14
    2.8      Terms and Conditions of Sale ...............................  14
    2.9      Warranty ...................................................  14
    2.10     [***] ......................................................  14
    2.11     [***] ......................................................  15

ARTICLE III - TERM AND TERMINATION ......................................  16
    3.1      Term .......................................................  16
    3.2      Termination ................................................  16

ARTICLE IV - MISCELLANEOUS ..............................................  17
    4.1      Intent of Agreement ........................................  17
    4.2      Payment Errors .............................................  17
    4.3      Dispute Resolution .........................................  17
    4.4      Records ....................................................  18
    4.5      Confidentiality ............................................  18
    4.6      Severability ...............................................  19
    4.7      Rights and Remedies; No Consequential Damages ..............  19
    4.8      Costs and Expenses .........................................  19
    4.9      Notices ....................................................  20
    4.10     Assignment .................................................  20
    4.11     Counterparts ...............................................  21
    4.12     Headings ...................................................  21
    4.13     Governing Law ..............................................  21
    4.14     No Third Party Rights ......................................  21
    4.15     Waiver and Amendments ......................................  21
    4.16     Force Majeure ..............................................  21
    4.17     Entire Agreement ...........................................  22

SCHEDULE A:   2002 Quality Specification for Minntac Acid Pellets
SCHEDULE B:   2002 Quality Specification for Minntac USS Fluxtac Pellets
SCHEDULE C:   2002 Quality Specification for Wabush 2.0% Mn Pellets
SCHEDULE D:   [***]
SCHEDULE E:   Bailment - Form 1
SCHEDULE F:   Bailment - Form 2

                                       (i)



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                             PELLET SUPPLY AGREEMENT

     THIS PELLET SUPPLY AGREEMENT, made effective as of August 16, 2002 (the "Effective Date"), by and between REPUBLIC ENGINEERED PRODUCTS, LLC, a Delaware limited liability company ("Buyer" or "Republic") and UNITED STATES STEEL CORPORATION, a Delaware corporation ("Seller" or "USS").

                              W I T N E S S E T H:

     WHEREAS, Buyer desires to obtain a reliable source for its requirements for Pellets (as defined herein) for use at its Lorain Works steelmaking facility located near Lorain, Ohio; and

     WHEREAS, Seller desires to supply Buyer's requirements for Pellets; and

     WHEREAS, Buyer and Seller wish to enter into this Pellet Supply Agreement (this "Agreement") setting forth, inter alia, the terms and conditions relating to Seller's agreement to sell to Buyer, and Buyer's agreement to purchase from Seller, Pellets, all upon and subject to the terms and conditions herein provided.

     NOW, THEREFORE, Buyer and Seller hereby agree as follows:

                             ARTICLE I - DEFINITIONS

     As used herein, the following terms shall have the meanings set forth below:

     "Agreement" shall have the meaning assigned in the Recitals hereto.

     "Alternate Acid Pellets" means acid pellets acquired by Seller from a third party for resale to Buyer hereunder.

     "Alternate Fluxed Pellets" means fluxed pellets acquired by Seller from a third party for resale to Buyer hereunder.

     "Bailment Period" means the period from the Effective Date through the end of the 2003 Shipping Season.

     "Business Plan" means Republic's five-year business plan as presented to USS on August 14, 2002.

     "Buyer" shall have the meaning assigned in the preamble hereto.

     "Coke" shall have the meaning set forth in the Coke Supply Agreement.

     "Coke Supply Agreement" means the Coke Supply Agreement of even date herewith by and between Buyer and Seller.

     "Consumption Adjustment Report" shall have the meaning ascribed thereto in
Section 2.6(g).

     "Daily Consumption Report" shall have the meaning ascribed thereto in
Section 2.6(g).

     "Default" shall have the meaning assigned in Section 3.1.

     "Effective Date" shall have the meaning assigned in the preamble hereto.

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     "Eastern Canadian Price" means [***]

     "Force Majeure" shall have the meaning assigned in Section 4.16.

     "High Mn Pellets" means Canadian produced high manganese acid pellets meeting the specifications set forth in Schedule C, as amended from time to time by Seller, subject to the consent of Buyer, which consent shall not be unreasonably withheld.

     "Lorain Pipe Mills" or "LPM" means USS Tubular Products Division's pipe/tubemaking facility in Lorain, Ohio .

     "Lorain Works" means Buyer's steelmaking facility in Lorain, Ohio.

     "Late Payment Rate" means [***]

     "Material Adverse Change" shall have the meaning assigned in Section
2.5(g).

     "Minntac" means Seller's acid and fluxed taconite ore pellet producing facility in Mt. Iron, Minnesota.

     "Minntac Acid Pellets" means taconite pellets produced at Seller's Minntac facility meeting the Specifications set forth in Schedule A, as amended from time to time by Seller, subject to the consent of Buyer, which consent shall not be unreasonably withheld.

     "Minntac Fluxed Pellets" means taconite pellets produced at Seller's Minntac facility meeting the Specifications set forth in Schedule B, as amended from time to time by Seller, subject to the consent of Buyer, which consent shall not be unreasonably withheld.

     "Navigation Date" means the date of the official seasonal opening of navigating routes required for lake transportation from Duluth, Minnesota to Lorain Works, which event typically occurs on or about March 25.

     "Payment Date" shall have the meaning assigned in Section 2.5(c).

     "Pellets" means ore pellets, either acid or fluxed as specified by Buyer, produced by Seller at its Minntac Plant or otherwise acquired by Seller, which meet the Specifications.

     "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or government or political subdivision or any agency, department or instrumentality thereof.

     "Product Price" means [***]

     "Proprietary Information" shall have the meaning assigned in Section
4.5(a).

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     "Republic" shall have the meaning assigned in the preamble hereto.

     "Rounds" shall have the meaning assigned in the Rounds Supply Agreement.

     "Rounds Supply Agreement" means the Rounds Supply Agreement of even date herewith by and among Buyers, Lorain Pipe Mill, an unincorporated unit of Seller's Tubular Products Division and USS.

     "Seller" shall have the meaning assigned in the preamble hereto.

     "Services Agreement" means the Administrative and Utility Services Agreement dated August 16, 2002 by and between Buyer and Lorain Pipe Mill, an unincorporated unit of Seller's Tubular Products Division.

     "Settlement Date" shall have the meaning assigned in Section 2.5(c).

     "Settlement Period" shall have the meaning assigned in Section 2.5(c).

     "Shipping Season" means: (a) for 2002, that period extending from August 16, 2002 through the day immediately prior to the 2003 calendar year Navigation Date; (b) for 2003, that period extending from the 2003 calendar year Navigation Date through the day immediately prior to the 2004 calendar year Navigation Date; and (c) for 2004, that period extending from the 2004 calendar year Navigation Date through December 31, 2004.

     "Specifications" means the qualities, sizes, conditions and other specifications for Minntac Acid Pellets as set forth on Schedule A; for Minntac Fluxed Pellets as set forth on Schedule B; and for High Mn Pellets as set forth on Schedule C, as such Schedules are amended from time to time by Seller, subject to the consent of Buyer, which consent shall not be unreasonably withheld.

     "Storage Piles" shall have the meaning assigned in Section 2.5(a).

     "Ton," "net ton" and "NT" each means 2,000 pounds avoirdupois in weight.

     "Transportation Charge" shall have the meaning assigned in Section 2.4.

     "USS" shall have the meaning assigned in the preamble hereto.

                            ARTICLE II - PELLET SALES

     2.1  Quantities.

     (a) Subject to the terms hereof, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept delivery of, all of Buyer's requirements for Pellets, including High Mn Pellets, for consumption in one blast furnace at Lorain Works, it being understood that Buyer has the right to change production practices at Lorain Works so as to use natural iron ore rather than Pellets; provided, that Buyer may not substitute natural iron ore for Pellets in excess of [***] of Buyer's normal annual requirements for Pellets (including High Mn Pellets) in any Shipping Season. Seller shall also have a right of first refusal (but not the obligation) to supply Buyer's requirements for the second blast furnace at Lorain Works in the event Buyer operates both blast furnaces simultaneously. In order to meet Buyer's requirements for Pellets at Lorain Works, Seller may sell hereunder Minntac Acid Pellets, Minntac Fluxed Pellets, Alternate Acid Pellets, Alternate Fluxed Pellets or High Mn Pellets; provided, however, that Seller

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shall give Buyer prior written notice of any delivery hereunder of any Alternate
Acid Pellets or Alternate Fluxed Pellets, and Buyer shall have the right to refuse delivery of such Alternate Acid Pellets or Alternate Fluxed Pellets, if using such pellets would significantly increase Lorain Works' operating costs, as determined in good faith by Buyer, subject to review by Seller. Buyer may not resell or trade Pellets, except fines and/or screenings, unless prior written consent is obtained from Seller. The total quantity of High Mn Pellets purchased by Buyer hereunder during any Shipping Season shall not exceed [***] of Buyer's total requirements for Pellets during such Shipping Season.

     (b) In the event that Buyer changes production practices at Lorain Works so as to use natural iron ore rather than Pellets (subject to the limit set forth in Section 2.1(a) above), (i) Buyer will negotiate in good faith with Seller with a view toward reaching an exclusive iron ore supply arrangement based on market prices and conditions then prevailing, and (ii) before Buyer enters any long-term natural iron ore supply arrangement with any third Person, Seller shall have the right to enter an arrangement with Buyer matching such third Person's offered prices and terms.

     (c) Notwithstanding subsections (a) and (b) above, from and after September 1, 2004, Buyer may require that up to 600,000 Tons of its requirements for Pellets be fulfilled with pellets purchased by Buyer from a third party source; provided, that such pellets shall not be intended for consumption or used by Buyer before January 1, 2005.

     2.2  Forecasts.

     (a) During the Bailment Period, Buyer shall provide to Seller, prior to the end of each calendar month during the Bailment Period, a written forecast of its consumption of Minntac Acid Pellets, Minntac Fluxed Pellets and High Mn Pellets during the next three-month period (the "Consumption Forecast"), except that the Consumption Forecasts to be issued during each of the months of September, October and November of each of 2002 and 2003 shall forecast Buyer's consumption of such pellets through the following March. Promptly upon execution of this Agreement, Buyer shall provide Seller a Consumption Forecast for the period from the date of execution of this Agreement by both parties to the next Navigation Date. During the Bailment Period, Seller shall use commercially reasonable efforts to schedule deliveries of Pellets to Buyer in amounts and at intervals to allow Buyer to maintain in the Stock Piles on an ongoing basis an approximate two-week supply of Pellets in accordance with Buyer's projected requirements as reflected in Buyer's Consumption Forecast; provided, however, that during the time period of mid-September through late December of each of the 2002 and 2003 Shipping Seasons, consistent with Buyer's Consumption Forecasts and in consultation with Buyer, Seller shall use commercially reasonable efforts to schedule additional deliveries of Pellets to Buyer in amounts and at intervals to allow Buyer to build the bailment Stock Piles to such levels as to permit Buyer to continue operations using only the Stock Piles during the time that the navigating routes required for lake transportation from Duluth, Minnesota to Lorain Works are closed (from approximately mid-December until the Navigation Date).

     (b) With respect to the 2004 Shipping Season, no later than November 15, 2003 Buyer shall provide to Seller a written forecast of the quantity of Minntac Acid Pellets, Minntac Fluxed Pellets and High Mn Pellets which it anticipates consuming in its blast furnace(s) during the 2004 Shipping Season; provided, however, that Buyer shall provide Seller with a supplement updating its annual forecast if, at any time during the 2004 Shipping Season, such forecast changes materially. It is understood that Buyer's 2004 Shipping Season forecast provided in accordance with this Section 2.2(b) is for the purpose of facilitating production, scheduling and delivery of Pellets during the 2004 Shipping Season and is not binding upon Buyer. Buyer shall purchase its requirements for Pellets during the 2004 Shipping Season in accordance with the declaration procedures set forth in Section 2.3 below.

     (c) It is expressly understood and agreed that Seller shall not be deemed in breach of this

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Agreement in connection with any failure to provide adequate supplies of Pellets to satisfy Buyer's requirements caused by Buyer's failure to submit any of the Consumption Forecasts as required by Section 2.2(a), the 2004 Shipping Season forecast as required by Section 2.2(b), or any of the Quarterly Declarations, Monthly Delivery Schedules or Amended Monthly Delivery Schedules as required by
Section 2.3, in a timely and reasonably accurate and detailed manner.

     2.3  Declarations: 2004 Shipping Season.

     (a) On or before the first day of March, June and September of the 2004 Shipping Season, Buyer shall submit to Seller a written declaration (hereinafter "Quarterly Declaration") setting forth the quantity and type and the requested monthly delivery schedule (hereinafter "Monthly Delivery Schedule"), for Pellets, if any, to be delivered during each month in the next succeeding calendar quarter. Buyer agrees to use reasonable efforts to schedule Pellets for delivery at as uniform a rate as practicable from month to month; provided, however, that in no event will Buyer be obligated to disrupt its normal course of business or incur any additional expense in exerting such efforts. No later than 15 days prior to the beginning of each month during each such calendar quarter, Buyer may, by written notice to Seller, amend the Monthly Delivery Schedule for such month as set forth in Buyer's Quarterly Declaration, so that the quantity of Pellets to be delivered during such month is up to 20% greater or up to 20% lesser than the quantity in the Monthly Delivery Schedule as set forth in Buyer's Quarterly Declaration (hereinafter "Amended Monthly Delivery Schedule"); provided, however, that any such changes shall be proportionately spread across all pellet types contained in Buyer's initial Monthly Delivery Schedule and shall be compatible with full vessel quantity deliveries as required hereunder, unless the parties agree, in writing, to a different allocation of the change. The total quantity of Pellets in Buyer's Monthly Delivery Schedules or Amended Monthly Delivery Schedules, if any, made pursuant to this paragraph shall be the binding purchase and sale commitments of Buyer and Seller, respectively, under this Agreement for the applicable month. It is recognized by the parties that deliveries of Pellets hereunder shall be made during the 2004 Shipping Season. All requests for changes in a Monthly Delivery Schedule or Amended Monthly Delivery Schedule, that are received less than 15 days prior to the beginning of the month (i) shall be subject to acceptance or rejection by Seller and (ii) shall not be binding on Seller until accepted.

     (b) Within seven business days of Seller's receipt of any Quarterly Declaration (including the Monthly Delivery Schedule) or any Amended Monthly Delivery Schedule from Buyer, Seller shall send Buyer a written acknowledgement of its receipt of the Quarterly Declaration or Amended Monthly Delivery Schedule. Any proposed changes by Seller from Buyer's written Quarterly Declaration or any Amended Monthly Delivery Schedule, shall be negotiated by the parties before acknowledgement. If Seller has the right to reject all or any portion of such Quarterly Declaration or Amended Monthly Delivery Schedule pursuant to Section 2.3(a), Seller's written acknowledgement shall identify the basis for any such rejection. Seller's notices of acknowledgement shall set forth the quantity and type of Pellets Seller will deliver to Buyer and the anticipated delivery schedule.

     2.4  Prices.

     (a) For Pellets delivered hereunder during the 2002 Shipping Season, Buyer shall pay Seller per Ton of Pellets delivered at Lorain Works in accordance with
Section 2.6 or Section 2.7 hereof a price consisting of the sum of the Product Price and the Transportation Charge, each determined as follows:

          (i) Minntac Acid Pellets and Alternate Acid Pellets. For the first [***] Tons of Minntac Acid Pellets and Alternate Acid Pellets delivered on or after the Navigation Date for 2002 (when taking into account Minntac Acid Pellets and Alternate Acid Pellets purchased by the prior owner of Buyer's Lorain Works, Republic Technologies International, LLC, during said time period), the Product Price for

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           Minntac Acid Pellets or Alternate Acid Pellets shall be $[***] for each Ton unit of iron (natural basis analysis) contained in the product (hereinafter, the "2002 Acid Payback Price"); thereafter, and if said [***] Ton threshold is achieved during the 2002 Shipping Season, for the remainder of the 2002 Shipping Season the Product Price shall be $[***] (hereinafter, the "2002 Acid Contract Price", and the difference between the 2002 Acid Payback Price and the 2002 Acid Contract Price is the "Acid Payback Premium").

     (ii) Minntac Fluxed Pellets and Alternate Fluxed Pellets. For the first [***] Tons of Minntac Fluxed Pellets and Alternate Fluxed Pellets delivered on or after the Navigation Date for 2002 (when taking into account Minntac Fluxed Pellets and Alternate Fluxed Pellets purchased by the prior owner of Buyer's Lorain Works, Republic Technologies International, LLC, during said time period), the Product Price for Minntac Fluxed Pellets or Alternate Fluxed Pellets shall be $[***] for each Ton unit of iron (natural basis analysis) contained in the product (hereinafter, the "2002 Fluxed Payback Price"); thereafter, and if said [***] Ton threshold is achieved during the 2002
           Shipping Season, for the remainder of the 2002 Shipping Season the Product Price shall be $[***] (hereinafter, the "2002 Fluxed
           Contract Price", and the difference between the 2002 Fluxed Payback Price and the 2002 Fluxed Contract Price is the "Fluxed Payback Premium").

     (iii) High Mn Pellets. The Product Price for High Mn Pellets shall be $[***] for each Ton unit of iron (natural basis analysis) contained in the product.

     (iv) The Transportation Charge for Minntac Acid Pellets and Minntac Fluxed Pellets shall be equal to [***]

     (v) The Transportation Charge for Alternate Acid Pellets and Alternate Fluxed Pellets shall be an imputed amount which is equal to [***]

          (vi) The Transportation Charge for High Mn Pellets shall be $[***] (U.S. Dollars) per Ton. Seller shall be importer of record for any High Mn Pellets, Alternate Acid Pellets or Alternate Fluxed Pellets which Seller acquires from a Canadian producer for resale to Buyer hereunder.

     (b) As close to the commencement of each of the 2003 and 2004 Shipping Seasons as possible, as dictated by the formal publishing of the Eastern Canadian Price, the parties hereto shall determine the revised Product Prices and Transportation Charges for Pellets to be sold hereunder during the next Shipping Season as follows:

          (i)   [***]

          (ii)  [***]

          (iii) The Transportation Charge for Minntac Acid Pellets, Minntac Fluxed Pellets, Alternate Acid Pellets and Alternate Fluxed Pellets shall be calculated throughout the term of this Agreement in the same manner as set for the 2002 Shipping Season in Sections 2.4(a)(iv) and (v) above.

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          (iv) [***]

          (v)  [***]

          (vi) [***]

     (c) Notwithstanding subsections (a) and (b) of this Section 2.4, Seller shall comply with Section 2.10.

     (d)  [***]

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     (e)  To the extent legally permissible, all present and future taxes imposed by any federal, state, local or foreign authority which [***] may be required to pay or collect, upon or with reference to the sale, purchase, transportation, delivery, storage (including, inter alia, with respect to the bailment Stock Piles described in Section 2.6 below), use or consumption of Pellets, including taxes upon or measured by the receipts therefrom (except net income and equity franchise taxes), shall be for the account of [***].

     (f) The weights used for purposes of the bill of lading by the lake carrier transporting Pellets to Lorain Works shall be the basis for determining the amount of Pellets actually sold hereunder, and such weights shall be conclusive as to the quantities of Pellets sold hereunder; provided, however, that if Buyer should encounter material discrepancies in weights measured by the lake carrier and weights measured by Buyer, Buyer and Seller shall meet to discuss reasons for such discrepancies and whether remedial action is necessary.

     2.5  Invoices and Payment.

     (a) Buyer shall provide the Daily Consumption Reports and any Consumption Adjustment Reports to Seller summarizing the number of tons of Pellets removed during the prior day by Buyer from the bailment storage piles referenced in
Section 2.6 herein (hereinafter "Storage Piles"). Such reports shall specify the type of Pellets removed and shall identify the Storage Pile and/or piles from which they were removed.

     (b)  (i)   Bailment Invoicing. On each Settlement Date of each Settlement
                Period from the Effective Date through March 31, 2004, Seller shall invoice Buyer for all Tons removed from the bailment
                Storage Piles hereunder during such Settlement Period based upon Buyer's Daily Consumption Reports and Consumption Adjustment
                Reports. Seller shall invoice Buyer, and Buyer shall pay Seller via wire transfer, the net amount of the Product Price due per such invoices in accordance with the payment provisions set forth in Sections 2.5(c) through (g) below. The Product Price for such Pellets shall be the Product Price in effect hereunder at the time the Pellets were first received by Buyer and placed into bailment storage at Lorain Works; provided, however, that if more than one vessel is stored in a Storage Pile, then the number of iron units in each Ton removed from such Storage Pile, together with the Transportation Charge for each such Ton, shall be determined, for billing purposes, on a "first-in-first-out" basis. Buyer shall promptly notify Seller in writing when each individual Storage Pile is completely removed (depleted) by Buyer. Seller shall then reconcile Buyer's cumulative Daily
                Consumption Reports and any Consumption Adjustment Reports issued with respect to such Storage Pile with the cumulative vessel bill of lading weights of material placed onto the Storage Pile. Seller shall then issue to Buyer (i) a corrected invoice for the number of Tons by which the cumulative vessel bill of lading weights placed in the pile exceeds the total amount removed from such Storage Pile by Buyer per its Daily
                Consumption Reports and any Consumption Adjustment Reports, or
                (ii) a credit memo for the number of Tons by which the total amount removed from such Storage Pile by Buyer per its Daily

                Consumption Reports and any Consumption Adjustment Reports exceeds the cumulative vessel bill of lading weights placed in the Storage Pile. Buyer shall pay such corrected invoices by wire transfer on the next Payment Date or reflect any such credit on a payment to Seller subsequent to receipt of a credit memo. Buyer shall pay interest on all amounts not paid as specified herein at the Late Payment Rate from and including the due date to but excluding the date payment is actually made.

          (ii) Bailment Settlement Invoicing. After the Bailment Period ends on March 31, 2004, Seller shall reconcile Buyer's cumulative Daily Consumption Reports and any Consumption Adjustment Reports issued with respect to each Storage Pile established during the Bailment Period and which has not been previously reconciled in accordance with subsection 2.5 (b) (i) above with the cumulative vessel bill of lading weights of material placed onto the Storage Pile. Any quantities of Pellets physically remaining in a Stock Pile on such date and which have not been reported by Buyer in a Daily Consumption Report or Consumption Adjustment Report as consumed shall be deemed for these purposes as consumed by Buyer on the Bailment Period termination date. Seller shall then issue to Buyer (i) a corrected invoice for the number of Tons by which the cumulative vessel bill of lading weights placed in the pile exceeds the total amount removed from such Storage Pile by Buyer per its Daily Consumption Reports and any Consumption Adjustment Reports (and including any quantities deemed as consumed under this paragraph), or (ii) a credit memo for the number of Tons by which the total amount removed from such Storage Pile by Buyer per its Daily Consumption Reports and any Consumption Adjustment Reports (and including any quantities deemed as consumed under this paragraph) exceeds the cumulative vessel bill of lading weights placed in the Storage Pile. Payment of the corrected invoice shall be made by Buyer via wire transfer on the next Payment Date, or reflect any such credit on a payment to Seller subsequent to receipt of a credit memo. Buyer shall pay interest on all amounts not paid as specified herein at the Late Payment Rate from and including the due date to but excluding the date payment is actually made.

          (iii) Post-Bailment Invoicing. For Pellets delivered on or after April 1, 2004 pursuant to Section 2.7, invoices shall be issued upon delivery of the Pellets in accordance with Section 2.7(a) and the price shall the Product Price in effect at the time of such delivery. Payment shall be made by Buyer via wire transfer in accordance with the payment provisions set forth in Sections 2.5(c) through (g) below.

     (c) Subject to Section 2.11 below, payment shall be made for Pellets invoiced during each Settlement Period (as hereinafter defined) on the Payment Date (as hereinafter defined). A "Settlement Period" shall be the period falling from [***] (the "First Settlement Period") and the period from [***] (the "Second Settlement Period"). On the day following each Settlement Period (i.e., [***]) (the "Settlement Date"), Seller shall provide to Buyer a summary of all payments to be made on the Payment Date consistent with the invoices issued in accordance with the applicable provisions of Section 2.5(b). The Payment Date for the First Settlement Period shall be on the immediately succeeding [***] and the Payment date for the Second Settlement Period shall be on the immediately succeeding [***]. In the event a Payment Date falls on a holiday, the Payment Date shall be the day immediately following. Any deliveries of Pellets for which an invoice is not available prior to the otherwise applicable Settlement Date (e.g., due to delays in the normal invoice cycle) will be settled on the next Settlement Date.

     (d) Each partial delivery or installment of Pellets shall be deemed to be sold under a separate

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agreement, and no Default by Seller of or with respect to any partial delivery or installment shall entitle Buyer to treat this Agreement as breached or repudiated in regard to any balance or installment with respect to which there is no Default or breach.

     (e) Buyer shall make payment in full of the amount due under each invoice in strict compliance with the payment terms as set forth in this Agreement without any deduction for any discount or credits, contra or setoffs of any kind or amount whatsoever unless expressly authorized in writing by Seller prior to the Settlement Date relating to such invoice(s). Any delinquent invoice(s) not paid when due shall bear interest on the unpaid amount at the Late Payment Rate specified in this Agreement.

     (f) (i) Buyer agrees to furnish Seller's Treasury Department on an ongoing basis [***]. For purposes of this subsection (f), Seller confirms its obligations under that certain Confidentiality Agreement dated as of August 16, 2002 by and between Seller and Buyer. Any failure of Buyer to timely provide any of the documents or information required by this paragraph shall be deemed a material breach of this Agreement that entitles Seller to invoke any of the remedies available to Seller under this Agreement and/or at law or in equity.

         (ii) Beginning on and continuing for each quarterly period after January 1, 2003, Republic agrees to submit to Seller [***] the [***] information noted in subsection (f) (i) above. Upon receipt of such information, Seller agrees to make a comprehensive review of all such financial information submitted to determine if, in Seller's sole judgment, there is a basis to modify the [***] credit, payment and settlement terms as set forth in subsection 2.5(c) above. Seller agrees to make this financial review in good faith; provided, however, there is no assurance or obligation that such a review will result in a modification of any such credit/payment/settlement terms. In the event the parties agree to a modification to the credit/payment/settlement, then the relevant, parallel provisions of the Coke Supply Agreement, this Pellet Supply Agreement, and the Rounds Supply Agreement shall be amended accordingly to reflect the agreed to modifications. The parties agree that this Section 2.5(f)(i) and (ii), or any dispute arising hereunder, shall be excluded from
Section 4.3 hereof.

     (g) In the event, in Seller's sole judgment, of any material adverse change in the financial condition of Buyer, or deterioration in its liquidity and/or then current ability to discharge its existing or future payment obligations hereunder (a "Material Adverse Change"), Seller shall have the right to require Buyer to provide additional security for its obligations hereunder. The form, nature and sufficiency of such additional security shall be in Seller's sole and absolute discretion. If Buyer does not provide such additional security within 10 days of written notice from Seller that a Material Adverse Change has occurred and that additional security is required, Seller may (i) suspend further shipments of Pellets until such additional security is provided,
(ii) require Buyer to pay for future deliveries of Pellets on a cash-on-delivery basis, or (iii) immediately terminate this Agreement. Seller agrees that minor deviations from the Business Plan will not be deemed to be a Material Adverse Change hereunder unless such minor deviations continue for three or more consecutive calendar months.

     2.6  Delivery, Title and Risk of Loss: Bailment Period.

     (a) During the Bailment Period, all Pellets covered hereunder shall be tendered by Seller to Buyer F.O.B. end of boom of self unloading vessel in full vessel quantity at the Lorain Works facility for storage in designated bailment Storage Piles hereunder, unless otherwise agreed by the parties prior to the shipment of the Pellets. Buyer shall be responsible for providing a safe berth at Lorain Works for all vessels making deliveries hereunder. Vessels in excess of 767 feet in length shall not be used to make deliveries hereunder, unless agreed to in advance in writing by Buyer.

         (b) Pellets tendered to Buyer hereunder shall be placed in designated bailment storage consisting of individual Storage Piles and held by Buyer as a bailee of Seller and shall remain the sole and exclusive property of Seller, with legal and equitable title to all Pellets remaining in Seller, until Buyer removes Pellets from a Storage Pile for use in a blast furnace. Buyer may only remove Pellets from the bailment Storage Piles for consumption in its blast furnaces. Until such removal by Buyer for use in its blast furnaces, Buyer shall have no interest, legal or equitable, in the Pellets. Risk of loss, however, shall pass to Buyer upon receipt by Buyer end of boom by the self-unloading vessel at Lorain Works. The bailment storage area shall be kept separate and reserved and shall be used by Buyer exclusively for its receipt and storage of Pellets tendered by Seller for bailment storage hereunder.

         (c) This Agreement is intended to create a true bailment. Buyer shall execute UCC-1 forms and any other documents relating to Seller's ownership interest and shall take all actions and extend full cooperation to Seller as necessary to create and perfect Seller's ownership interest in the bailment Pellets.

         (d) Buyer shall, at its sole expense, receive, handle, place, maintain and store in bailment storage area in segregated Storage Piles all Pellets supplied by Seller hereunder, in a manner designed to assure the safe storage and protection of such Pellets from loss, damage or deterioration and to protect and insulate the Pellets and value thereof from any security interest, claim or adverse action of any creditor of Buyer or any other party. Buyer shall prominently place signs adjacent to such segregated Storage Piles which identify the Storage Piles as the property of Seller. Buyer shall provide the same level of care for Pellets held in bailment storage hereunder that it has traditionally provided for Pellets owned by Buyer and stored at Lorain Works.

         (e) A cleared area shall be created by Buyer at Buyer's expense prior to the construction of each Storage Pile held in bailment hereunder, and such cleared space shall be confirmed in Form 1 (attached as Schedule E to this Agreement) to be submitted by Buyer to Seller prior to the construction of a new pile. Each Storage Pile of Pellets shall consist of the load delivered by not less than one lake vessel. A vessel shall discharge its entire load into a designated reserve Storage Pile, and thereafter the cumulative weight of each newly constructed Storage Pile of Pellets shall equal the sum of the unloading vessel's bill of lading weights. When a reserve Storage Pile is fully constructed and complete, Buyer shall notify Seller immediately by fax communication using Form 2 (attached as Schedule F to this Agreement).

         (f) Buyer shall remove and use Pellets from each Storage Pile held in bailment hereunder strictly in accordance with the procedures specified herein. For each type of Pellets being tendered to Buyer for bailment storage hereunder, Buyer shall maintain a `working' Storage Pile and one or more `reserve' Storage Piles of Pellets. During the unloading of a vessel and placement of Pellets in a reserve Storage Pile, there shall be no Pellets removed from that Storage Pile. Restocking and consumption of Pellets shall be permissible only when a Storage Pile is constructed fully and Buyer advises Seller by transmission of Form 2 that a particular Storage Pile is complete. Further, Buyer may remove Pellets of each type only from a working Storage Pile until such working Storage Pile is used fully and is depleted. Buyer shall use all reasonable efforts to utilize Storage Piles of each type of Pellet on a first-in-first-out basis in order to ensure that Pellets of each type received at Lorain Works during a Shipping Season are consumed before Pellets received during a subsequent Shipping Season are utilized. Upon depletion of any working Storage Pile of Pellets, Buyer shall immediately submit to Seller a new Form 1.

         (g) On a daily basis throughout the Bailment Period of this Agreement, Buyer shall send by facsimile or electronic mail to Seller a written Pellet consumption report for each Buyer furnace then operating (the "Daily Consumption Report"). In addition to this Daily Consumption Report, Buyer shall provide to Seller in writing any adjustments to blast furnace Pellet consumption and any other information reasonably intended to inform and fully advise Seller of Buyer's consumption of Pellets and the quantity of Pellets then remaining in the working pile of Pellets (the "Consumption Adjustment Reports"). Buyer agrees to maintain accounts and records satisfactory to Seller, including the Daily Consumption Reports, the Consumption Adjustment Reports, and all related records of Buyer's removal and use of Pellets, and a true, accurate and complete record of all Pellets received and stored by Buyer as bailee from time to time. Accurate inventory control of the Pellets in each of the Storage Piles shall be maintained at all times by Buyer.

         (h) Based upon the above-described reports and information timely provided by Buyer, Seller shall invoice Buyer in accordance with Section 2.5(b). Adjustments by Buyer to its Daily Consumption Report may be reflected by Seller in the invoice for the following Settlement Period. Buyer's failure or refusal, for any reason, to fax to Seller a blast furnace production and Daily Consumption Report for each Buyer blast furnace then operating or to provide other reasonable information requested by Seller concerning Pellet consumption and/or Pellets held in bailment hereunder, when and as requested by Seller, shall be considered a Default hereunder.

         (i) Upon 24-hour notice from Seller, Buyer shall afford representatives of Seller full access to and opportunity to examine all reasonable information and/or documents requested by Seller concerning Buyer's Pellet consumption and/or Pellets held in bailment hereunder at any time during Buyer's regular business hours during the term of this Agreement and for a period of one year thereafter.

         (j) Buyer shall permit Seller's representatives, at any time during Buyer's regular business hours during the term of this Agreement, upon arrival at Lorain Works without prior notice, to make a physical inspection and take an inventory, at Seller's expense, of all bailed Pellets in the possession of Buyer; provided, however, such representatives may be accompanied by Buyer's representatives during such inspection and shall comply with all applicable plant safety rules during such inspection.

         (k) At all times while the Pellets are in its possession as bailee, Buyer shall keep the same free of all taxes, liens, encumbrances and security interests. Any sums of money, including attorneys' fees that are paid by Seller to effect a release or discharge thereof, or to replevin or take possession of the Pellets, shall be paid on demand by Buyer as an express obligation assumed by Buyer hereunder.

         (l) At any time that Buyer is in Default hereunder, and Seller has provided notice of Default to Buyer pursuant to Section 3.1(iii), (iv) or (v) hereunder, Seller may, until such Default is cured, require that Buyer pay cash in advance before removing any Pellets from any Storage Pile held in bailment hereunder. Seller shall have the right during any such period to station representatives at Lorain Works to ensure that no Pellets held in bailment are removed from storage without advance cash payment.

         (m) If this Agreement is terminated for any reason, Seller may require Buyer to continue to store any Pellets held in bailment at Lorain Works, without charge to Seller, for a period not to exceed one year from the date of termination.

         (n) If this Agreement is terminated for any reason, in addition to its other legal rights or remedies, Seller may demand that Buyer make all such Pellets then stored in Buyer's ore yard available to Seller immediately and unconditionally for return to Seller. Upon demand by Seller, Buyer shall cease immediately any further removal, consumption or use of the Pellets held in bailment in its furnaces or for any other purpose and shall permit Seller or any sheriff or other officer of the law to take immediate possession of such Pellets without demand or further notice to Buyer and without legal process. For this purpose, Seller shall have the right, and Buyer does hereby authorize and empower Seller, to enter upon the Buyer's Lorain Works or other premises wherever the Pellets may be and, at Seller's expense, take possession of and remove the Pellets without liability for trespass or other action.

         2.7   Delivery, Title and Risk of Loss:  2004 Shipping Season.

         At all times during the 2004 Shipping Season:

         (a) delivery of Pellets to Buyer shall take place F.O.B. end of boom of self unloading vessel in full vessel quantity at the Lorain Works facility, or in such other manner or at such other place as shall be agreed upon by the parties in writing prior to the shipment of Pellets; and

         (b) except as otherwise provided herein, title and risk of loss and damage to the Pellets shall pass from Seller to Buyer when the Pellets are delivered in accordance with this Section 2.7.

         2.8   Terms and Conditions of Sale.

         (a) In the event that any shipment of Pellets does not conform to the applicable Specifications, Buyer shall promptly notify Seller in writing of the nonconformity (and in any event, no later than 14 days after removal from the Storage Pile by Buyer in case of Pellets subject to the bailment and 14 days after offloading from the vessel in the case of Pellets not subject to the bailment), which notice shall include copies of all analyses and other documentation describing and quantifying the nonconformity; and Seller shall have fourteen (14) days to investigate and cure such nonconformity, which may include an equitable price adjustment. In the event that the parties are unable to agree to an appropriate disposition of the nonconforming material within said fourteen (14) days after notice from Buyer, either party may submit such dispute for resolution in accordance with Section 4.3 hereof.

         (b) In the event of a conflict between the terms and conditions of this Agreement and the terms or conditions contained in any notice, shipment, specifications, purchase order, sales order, acknowledgement or other document which may be used in connection with the transactions contemplated by this Agreement, the terms and conditions of this Agreement shall supersede and govern, unless expressly waived in accordance with Section 4.15.

         2.9   Warranty.

         (a) All Pellets sold by Seller hereunder will conform to the Specifications. OTHER THAN AS AFORESAID, SELLER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER AND EXCLUDED HEREUNDER. Seller shall not be liable for any incidental or consequential damages, losses or expenses based upon, resulting from, or arising out of any use of, or the inability to use, the Pellets for any purpose whatsoever.

         (b)   [***]

         2.10     [***]

         2.11  [***]

                       ARTICLE III - TERM AND TERMINATION

         3.1   Term.

         This Agreement shall be effective as of the date set forth in the preamble hereto and shall remain in full force and effect through [***] unless terminated as follows:

               (i)   By written mutual consent of the parties at any time;

               (ii) By either party if USS permanently ceases production of Pellets at its Minntac facility or Republic ceases to operate the Lorain Works; provided, that Republic or USS, as the case may be, will give the other immediate notice if it intends to cease, or anticipates cessation of, such production or operations;

               (iii) By either party if the other party is in Default under any of the provisions of this Agreement (except as otherwise expressly provided in items (iv), (v) and (vi) below) and fails to correct such Default within 60 days of written notice of such Default;

               (iv) By USS pursuant to Section 2.5(f) hereof in the case of a Material Adverse Change;

               (v) By USS if Republic, at any time, fails (A) to make any payment when due under this Agreement, (B) to comply with the applicable credit and/or payment terms (as established or adjusted hereunder) or (C) to provide the financial statements and information pursuant to Section 2.5(g) hereof; or

               (vi) By Republic, upon 90 days' prior written notice, if LPM terminates the Rounds Supply Agreement for any reason other than Default of the Buyer thereunder.

In addition to the rights of USS to terminate this Agreement pursuant to subsection 3.1 (v) above, Seller shall have the right, upon the occurrence of any of the events set forth therein, (X) to suspend production and/or refuse to make further shipments or deliveries of Pellets or otherwise suspend its further performance under this Agreement or (Y) to declare immediately due and payable all then outstanding and unpaid invoices covering Pellets previously delivered hereunder.

As used herein, "Default" means failure of either party to perform, keep or observe any material obligation, provision, warranty or condition contained herein, unless such performance is otherwise excused by the terms of this Agreement.

         3.2   Termination.

         Seller and Buyer agree that upon and after termination of this
Agreement:

               (i) All Monthly Delivery Schedules or Amended Monthly Delivery Schedules previously given that are binding in accordance with the terms hereof, and Buyer's obligation to pay for such deliveries made pursuant to such schedules, shall continue in full force and effect.

           (ii) Buyer shall remain obligated to make any payment that became due to Seller hereunder prior to termination.

           (iii) Liabilities of any party arising from any act, Default or occurrence prior to termination shall remain with such party.

           (iv) The parties' rights and obligations under Sections 2.5, 2.9, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.13, 4.16 and this
                 Article III shall survive the termination of this Agreement.

                           ARTICLE IV - MISCELLANEOUS

     4.1   Intent of Agreement.

     The parties hereto intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement and that no party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said terms, conditions and provisions. This Agreement shall be administered and interpreted in order to fulfill the intent stated in this
Section 4.1. Any arbitrator(s) considering disputes pursuant to Section 4.3 hereof shall attempt to render a decision which fulfills the intent stated in this Section 4.1.

     4.2   Payment Errors.

     (a) If either Buyer or Seller believes that there has been an error in an amount paid or the timing of any payment hereunder, then such party shall notify the other party of such alleged error and shall provide such written evidence of the error as is available at the time of such notice. Each party shall provide the other with sufficient records relating to the matter so as to permit the parties to attempt to resolve the inconsistency.

     (b) Following the determination of whether an error occurred, any overpayment or underpayment found shall be remedied by the party that benefited from such error.

     (c) Notwithstanding the foregoing, neither party may question the accuracy, correctness, timing or amount of any payment under this Agreement unless it notifies the other party of its disagreement within the 12 months immediately following the date such payment was due.

     4.3   Dispute Resolution.

     At any time and from time to time, if the parties are unable to resolve a dispute concerning Buyer's or Seller's performance or nonperformance of their obligations under this Agreement (excepting any disputes excluded herefrom), Buyer or Seller, as the case may be, shall provide written notice to the other of such dispute as provided in Section 4.9 hereof. It is mutually agreed that any Default by Buyer in its payment obligations hereunder (or any dispute relating thereto), and/or any dispute relating to USS's exercise of its rights under Section 2.11 hereof shall not be subject to (and are excluded from) the provisions of this Section 4.3; it being agreed that any such excluded disputes (as aforesaid) shall be pursued and adjudicated by the parties in a court of competent jurisdiction. Any dispute covered by this Section 4.3 shall be resolved by using the procedures for Mediation and Arbitration set forth below:

     (a) Mediation. At any time after a party has provided a written notice of dispute to the other party, but prior to the time that either party commences arbitration pursuant to
Article 4.3(b) herein, the parties may agree to submit the dispute to non-binding mediation under terms and conditions satisfactory to both parties.

     (b) Arbitration. At any time after a party has provided a written notice of dispute to the other party, including at any time during any non-binding mediation agreed to by the parties, either party may submit the matter in dispute to a pre-designated arbitrator or, in the event such arbitrator has not been selected or is unavailable, to a three member arbitral panel to which each Party shall appoint one member and those two members shall appoint a third member. Such arbitration shall be governed by the CPR Rules for Non-Administered Arbitration of Business Disputes. Pending the issuance of an arbitral decision, the Parties shall continue their full and normal operations and obligations in accordance with this Agreement. All arbitral awards for the payment of money and/or for any retroactive adjustment of any interim prices paid hereunder shall accrue interest at the Late Payment Rate starting from the date on which any amount is due or the date on which the interim payment was due.

     (c) Consent to Enforceability. Each of the parties consents and agrees that any arbitral award rendered pursuant to Subsection 4.3(b) shall be final, non-appealable and binding against the parties and their respective assets, and may be enforced by any court of competent jurisdiction.

     4.4   Records.

     Seller shall maintain such detailed and accurate records relating to the sales of Pellets hereunder as shall be necessary for the calculation of amounts payable under Sections 2.5. At all times on or before the date that is 12 months after the date of termination of this Agreement, representatives of Buyer and its auditors shall be entitled, at Buyer's expense, to inspect and audit such records and accounts and to consult with Seller's personnel in a reasonable, non-intrusive manner upon reasonable notice and during business hours. Seller shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from Buyer, except to the extent necessary to resolve any controversy that is pursued in good faith. Such audit expense shall be borne by Buyer.

     4.5   Confidentiality.

     (a) Buyer and Seller acknowledge that all information about the businesses, properties, finances, prospects, marketing, processes, products, methods, computer programs, procedures, machinery, apparatus or trade secrets owned, or held or used (including under license from or agreement with third parties) by the other that is disclosed to Buyer or Seller, as the case may be, during the course of performing its obligations under this Agreement is the property of, and is proprietary and confidential to the disclosing party (the "Proprietary Information").

     (b) Buyer and Seller agree that they shall use reasonable efforts not to make any disclosure of the other's Proprietary Information (including methods or concepts utilized therein other than those commonly known to professionals in the field) to any person other than officers, employees and agents of and consultants to Buyer or Seller to whom such disclosure is necessary or convenient for performance of its obligations hereunder and except as may be required by applicable legal requirements or by a court of competent jurisdiction. Buyer and Seller shall appropriately notify each officer, employee, agent and consultant to whom any such disclosure of the other's Proprietary Information is made that such disclosure is made in confidence and shall be kept in confidence by such Person.

     (c) Each of Buyer and Seller agrees to use diligent efforts in accordance with customary and reasonable commercial practice and at least with the same degree of skill and care that it would manifest in protection of its own proprietary and confidential property to protect the other's Proprietary Information.

     (d) Each of Buyer and Seller agrees to notify the other immediately in the event that it becomes aware of the unauthorized possession or use of the other's Proprietary Information (or any part thereof) by any third Person, including any of its officers, employees, agents or consultants. Each of Buyer and Seller further agrees to cooperate with the other in connection with its efforts to terminate or prevent such unauthorized possession or use of such Proprietary Information. Seller or Buyer, as the case may be, shall pay the nonproprietary party's reasonable out-of-pocket expenses in so cooperating, unless the unauthorized possession or use of the Proprietary Information resulted from the fault or negligence of such nonproprietary party.

     (e) Notwithstanding any other provision of this Agreement, the obligation of Buyer and Seller to maintain the confidentiality of the other's Proprietary Information shall not apply to any portion of such Proprietary Information that:

           (i) was in the public domain at the time of Buyer's or Seller's disclosure to the other;

           (ii) enters the public domain through no fault of the nonproprietary party;

           (iii) was communicated to the nonproprietary party by a third party free of any obligation of confidence known to the nonproprietary party; or

           (iv) was developed by officers, employees or agents of or consultants to the nonproprietary party independently of and without reference to the Proprietary Information;

provided, however, that Proprietary Information which is specific shall not be considered to be within the exception provided by this Section 4.5(e) merely because it is embraced by general information in the public domain; provided further, that any combination of features within the Proprietary Information shall not be deemed within such exception merely because individual features are within the public domain, but only if the combination itself is within the public domain.

     4.6   Severability.

     In case any one or more of the provisions contained in this Agreement is adjudged to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except to the extent necessary to avoid an unjust or inequitable result.

     4.7   Rights and Remedies; No Consequential Damages.

     The rights and remedies granted under this Agreement shall not be exclusive but shall be in addition to all other rights and remedies available at law or in equity, including, but not limited to, claims for breach of contract, except that Buyer and Seller agree that in no event shall either party be liable to the other for any indirect, special or consequential damages or lost profits as a result of a breach of any provision of this Agreement.

     4.8   Costs and Expenses.

     Each of Buyer and Seller shall bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

     4.9   Notices.

     All notices or other communications pertaining to this Agreement shall be deemed sufficient if made in writing and delivered (i) in person to an office of the intended recipient, or (ii) by registered or certified mail, return receipt requested; or (iii) by overnight delivery service which provides proof of delivery; or (iv) by telecopy, with a duplicate copy sent via first class mail, postage prepaid, addressed as follows or to such other address as either party shall designate in writing:

           If to Seller:

                    UNITED STATES STEEL CORPORATION
                    600 Grant Street - Room 1784
                    Pittsburgh, Pennsylvania 15219-2800
                    Attn: Director - Raw Materials P. P. D. & S
                    Tel: (412) 433-3620
                    Fax: (412) 433-3624

           If to Buyer:

                    REPUBLIC ENGINEERED PRODUCTS, LLC
                    3770 Embassy Parkway
                    Akron, Ohio 44333-8367
                    Attn: Vice President of Purchasing
                    Tel: (330) 670-3172
                    Fax: (330-670-7006)

     4.10  Assignment.

     (a) Except as provided in Section 4.10(c), neither party can without the prior written consent of the other assign any of its rights or benefits or delegate any of its duties or obligations under this Agreement, and any attempted assignment or delegation which is not permitted under Section 4.10(c) shall be null, void and without effect; provided however, Buyer may grant a security interest in the rights, benefits, duties and obligations under this Agreement, without the consent of Seller. Buyer shall provide Seller written notice of the granting or revision of any such security interests.

     (b) The rights, benefits, duties and obligations of each party hereto shall inure to the benefit of, and be binding upon, any successors, assigns or delegates permitted under Section 4.10(c).

     (c) Either party hereto may delegate any of its duties or obligations under this Agreement to any person, but except as otherwise provided in this Agreement such party shall remain liable for the full performance of such duties and obligations. Either party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder (i) to any person if it has received the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) to its legal successor if it merges (whether or not it is the surviving corporation) or consolidates with one or more other corporations or (iii) to any person to whom either party has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that neither party may make an assignment or delegation described in clauses (ii) and (iii) above unless there are delivered to the other party such written assumptions, affirmations and/or legal opinions as such other party may reasonably request to preserve its rights and remedies under this Agreement.

     4.11  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

     4.12  Headings.

     The headings contained in this Agreement are for convenience of reference only and do not modify or affect in any way the meaning or interpretation of this Agreement.

     4.13  Governing Law.

     This Agreement shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Ohio, excluding its conflict of laws provisions.

     4.14  No Third Party Rights.

     This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except as expressly provided to the contrary elsewhere in this Agreement.

     4.15  Waiver and Amendments.

     No waiver shall be deemed to have been made by either party of any of its rights under this Agreement unless the same shall be in a writing that expressly refers to this Section 4.15 and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This Agreement shall not be amended or modified except by an instrument in writing signed by the party against whom enforcement is sought.

     4.16  Force Majeure.

     (a) Except for obligations to make payments hereunder, neither party hereto shall be liable for any failure to perform the terms of the Agreement when such failure is due to Force Majeure. "Force Majeure" means acts of God, strikes, lockouts, or other labor disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure or delay in securing labor or materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakdowns or accidents, inability to obtain transportation services, or any other cause, whether of the kind enumerated or otherwise, not reasonably within the control of the party claiming Force Majeure. The Force Majeure shall, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes or lockouts or other labor disputes or disturbances shall be entirely within the discretion of the party having the difficulty, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or labor disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.

     (b) The party whose performance is affected or who has reason to believe such performance may be affected by reason of Force Majeure shall as promptly as possible give notice thereof to the other party and shall confirm such notice in writing if requested, giving the particulars of the event, including supporting documentation if available. The party so affected shall also take reasonable steps to resume performance hereunder with the least possible delay.

     4.17  Entire Agreement.

     This Agreement (including the Schedules hereto) sets forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral.

                         [Signatures on following page]

         IN WITNESS WHEREOF, this Agreement has been executed and delivered to be effective on the date first above written.

                    UNITED STATES STEEL CORPORATION


                    By:     /s/ R.M. Efkeman

                    Name:   R. M. Efkeman
                            ------------------------------------------

                    Title:   Director, Raw Materials P.P.D.& S.
                            ------------------------------------------


                    REPUBLIC ENGINEERED PRODUCTS, LLC


                    By:     /s/ J.T. Kuntz

                    Name:   J. T. Kuntz
                            ------------------------------------------

                    Title:  V.P., Integrated Supply Chain Management
                            ------------------------------------------

                                   SCHEDULE A

                                      2002
                 QUALITY SPECIFICATION FOR MINNTAC ACID PELLETS
                                     Minntac

                                            Percentage (Dry Basis)
                                  -------------------------------------------
                                   Monthly    Monthly    Lower      Upper
BELOW FROM R.R. CAR TOP SAMPLES:     Mean    Std. Dev. Spec Limit  Spec Limit
-------------------------------   -------------------------------------------
           CHEMISTRY
           ---------
           Controlled Variables
           --------------------
                  SiO2 %             5.40    0.12          5.04     5.76
                  H2O % (Summer)      2.5     0.7            --     4.60
                        (Winter)      1.8     0.8            --     4.20

                                                           Process Range
                                                         -----------------
           Consequent Variables %                        Minimum   Maximum
           ----------------------                        -------   -------
                     Fe             65.50    0.12         65.14    65.86

                  Typical
             Minor Elements %
             ----------------
                    Al2O3            0.20
                     CaO             0.40
                     MgO             0.35
                     K2O            0.021
                    Na2O            0.022
                      P             0.012
                      S             0.002
                    TiO2            0.021
                     Mn              0.07
                     ZnO            0.002

BELOW Based on 041 Conveyor Composite   TRAINS:
----------------------------------------------------
              PHYSICAL QUALITY          TRAINS       Lower        Upper
              ----------------
                 Size %                  Mean       Spec Limit   Spec Limit
                 ------                  ----       ----------   ----------
                  +1/2 inch               7.5   -       -            10.0
                  +1/4 inch              98.5   -     97.5             -

               Tumble Index (%)
               ----------------
                  +1/4 inch              97.0   -     96.0             -
                  -28 mesh                2.5   -       -             3.0
               Compression Strength
               --------------------
                   Pounds                 500   -      450
                 % * 200 pounds           5.0   -       -             6.0


                                        Weekly
        (ISO)  Low Temp. Degradation     Mean
                --------------------    ------
                 Static %+1/4            92.0         90.0             -
                    w/2% H2                             -              -
        (ISO)  Reducibility, dR/dT40
               ---------------------
                   %/Minute              0.80         0.70             -

Republic Engineered Products, LLC                United States Steel Corporation

Name: _____________________________              Name: _________________________
Title: V.P., Integrated Supply Chain Management  Title: Director, Raw Materials

Date:  ____________________________              Date:  ________________________

Specification valid through December 31, 2002

* Less than

                                   SCHEDULE B

           2002 QUALITY SPECIFICATION FOR MINNTAC USS FLUXTAC PELLETS
                                    060 GRADE

                                              Percentage (Dry Basis)
                                  --------------------------------------------
                                    Monthly    Monthly      Lower     Upper
BELOW FROM R.R. CAR TOP SAMPLES:     Mean     Std. Dev.  Spec Limit Spec Limit
-------------------------------   --------------------------------------------
   CHEMISTRY
   ---------
   Controlled Variables
   --------------------
       SiO2 %                        4.25       0.09         3.98        4.52
     B/A (Ratio)                     1.04       0.04         0.92        1.16
   H2O % (Summer)                     2.5        0.7          -           4.6
         (Winter)                     1.8        0.8          -           4.2

                                                              Process Range
                                                           ---------------------
   Consequent Variables %                                  Minimum      Maximum
   ----------------------                                  -------      -------
          Fe                        63.58        0.14       63.16       64.00
          CaO                        3.52        0.13        3.13        3.91
          MgO                        1.10        0.04        0.98        1.22
     Minor Elements %
     ----------------
         Al2O3                       0.20
          K2O                       0.021
         Na2O                       0.022
           P                        0.012
           S                        0.002
         TiO2                       0.021
          Mn                         0.07
          ZnO                       0.002

BELOW Based on 041 Conveyor Composite    TRAINS:
------------------------------------------------
   PHYSICAL QUALITY                      TRAINS         Lower         Upper
   ----------------
         Size %                           Mean       Spec. Limit    Spec Limit
         ------                          -----       -----------    ----------
          +1/2 inch                      10.0    -       -            17.5
          +1/4 inch                      98.0    -      97.0            -

       Tumble Index (%)
       ----------------
          +1/4 inch                      96.0    -      95.0            -
          -28 mesh                        3.0    -       -             4.0

     Compression Strength
     --------------------
            Pounds                        445    -       400
         % * 200 pounds                   5.0    -        -            6.5

                                         Weekly
  (ISO)  Low Temp. Degradation            Mean
         ---------------------          -------
           Static %+1/4                    87             84            -
              w/2% H2

  (ISO)  Reducibility, dR/dT40
         ---------------------
             %/Minute                    1.15           1.05            -

Republic Engineered Products, LLC                United States Steel Corporation

Name: ________________________________________   Name: _________________________

Title: V.P., Integrated Supply Chain Management  Title: Director, Raw Materials

Date: ________________________________________   Date: _________________________


Specification valid through December 31, 2002

*  Less than

                                   SCHEDULE C

                                      2002
                QUALITY SPECIFICATION FOR WABUSH 2.0% Mn Pellets
                          Cleveland-Cliffs Iron Company

                                               Percentage (Dry Basis)
                                               -----------
                                                 Typical
                                                 -------

   CHEMISTRY
   =========
                 Controlled Variables
                 --------------------
                          SiO2 %                  3.350
                          B/A (Ratio)             0.140

                 Consequent Variables %
                 ----------------------
                          Fe                     65.200
                          CaO                     0.400
                          MgO                     0.120

                      Typical
                 Minor Elements %
                 ----------------
                          A12O3                   0.400
                          K2O                     0.030
                          Na2O                    0.025
                          P                       0.010
                          S                       0.010
                          TiO2                    0.030
                          Mn                      2.000

   PHYSICAL QUALITY
   ================
                 Size %                            Mean
                 ------                            ----
                           +1/2 inch               6.00
                           -1/2", +3/8"           83.00
                           +1/4 inch              99.00

                 Tumble Index (%)
                 ----------------
                           +1/4 inch              95.50
                          -28 mesh                 4.30

                 Compression Strength
                 --------------------
                          Pounds                    600
                          %*200 pounds             1.00

   (ISO)         Low Temp. Degradation
                          Static %+1/4               90
                          w/2% H2

   (ISO)         Reducibility, dR/dT40
                          %/Minute                 0.70

   REP                                         USS
   ---                                         ---
   Name:                                       Name:
   Title: Vice President                       Title:    Director, Raw Materials
   Date:                                       Date:


   Specification Valid Through December 31, 2002

* Less than

                                   SCHEDULE D

                                     [***]

                                   SCHEDULE E

--------------------------------------------------------------------------------
                        REP Consignment/Bailment Program

                                     Form 1

                     Cleared Area for Reserve Pile Building

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                               General Information

Date:___________________

Pellet Type:      Flux              Acid             High Mn

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                Pile Information

Pile Designation (Name and/or Coordinates): ___________________________

Pile Exhaustion Date: ________________________

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                            Approval / Authorization


REP Management Signature: ____________________________________________________

--------------------------------------------------------------------------------

                                   SCHEDULE F

--------------------------------------------------------------------------------
                        REP Consignment/Bailment Program

                                     Form 2

                       Completion of Reserve Pile Building

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               General Information

Date: ________________________

Pile Type:        Flux              Acid             High Mn

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                Pile Information

Pile Designation (Name and/or Coordinates): ___________________________

Pile Beginning Date: ____________________________

Pile Ending Date: _______________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          Vessel and Weight Information

Vessel Name   Date              B/L #       B/L Weight         Cumulative
              Unloaded                      (Net Tons)         B/L Weight

------------  ---------------   ----------  ---------------    ----------------

------------  ---------------   ----------  ---------------    ----------------

------------  ---------------   ----------  ---------------    ----------------

------------  ---------------   ----------  ---------------    ----------------

------------  ---------------   ----------  ---------------    ----------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            Approval / Authorization

REP Management Signature: _____________________________________________

--------------------------------------------------------------------------------